Exhibit 99.1

CESCA THERAPEUTICS ANNOUNCES THIRD QUARTER 2018 FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

Conference Call to be Held at 4:30 p.m. EST (1:30 p.m. PST)

RANCHO CORDOVA, Calif., November 14, 2018 – Cesca Therapeutics Inc. (NASDAQ: KOOL), a market leader in automated cell processing and point-of-care, autologous cell-based therapies, today announced financial and operating results for the third quarter ended September 30, 2018 and provided a corporate update.

Third Quarter and Recent Highlights

●	Undertook additional cost-cutting measures in support of management’s goal to become cash flow positive in 2019.

●

Achieved third quarter 2018 net revenues of $3.1 million, up approximately 55% compared with $2.0 million in the second quarter of 2018 -- reflecting ongoing adoption and sales of the CAR-TXpress™ product line.

●

Launched the PXP™ system for the rapid processing of autologous bone marrow cells in point-of-care settings, which further solidified our positioning as a leading innovator in the field of cellular processing.

●	Submitted a Device Master File (MAF) to the U.S. Food and Drug Administration in October, for X-Lab® cartridges, in order to support clinical development using the X-Lab device.

●

Presented new data at the 4th Annual CAR-TCR Summit in Boston, further illustrating the benefits of Cesca’s proprietary Buoyancy-Activated Cell Sorting (BACS) technology versus manual cell processing systems.

“We are encouraged by the strong interest we are receiving for our CAR-TXpress cellular processing platform and associated X-Series™ product line and see the level of initial sales we have achieved without a dedicated sales force as a positive sign for long-term product reception. Since use of each X-Series instrument results in associated cartridge sales, the system provides Cesca with an important razor-razorblade revenue model. Given the level of inbound interest we are receiving from academia, research institutions and industry, we anticipate a steady increase in our customer base,” noted Chris Xu, Ph.D., chief executive officer of Cesca.

“The first nine months of the year were marked by tangible internal progress at Cesca, with the launch of key products including the AXP® II for clinical biobanking, our point-of-care PXP system for automated processing of bone marrow cells, and the introduction of the X-Series product line. This level of activity has come with some growing pains, but the cost-cutting measures we have undertaken should put us on a path to achieving cash flow positive status in 2019, which will put us on firmer ground to hit our longer-term goals. In the meantime, we are focused on expanding our footprint in the cell therapy market through sales of existing products and new, planned launches. Moving forward, we expect to realize additional milestones as we progress toward our goal of becoming the ‘partner of choice’ for CAR-T researchers and manufacturers who face an increasingly urgent need to automate key parts of the CAR-T manufacturing process in order to deliver these important new therapies to patients,” concluded Dr. Xu.

Financial Results for the Third Quarter Ended September 30, 2018

Net revenue. Net revenues for the three months ended September 30, 2018 increased slightly, to $3.1 million compared with $3.07 million for the comparable period in 2017. The increase in net revenues was driven primarily by new customer adoption of the Company’s CAR-TXpress products.

Gross profit. Gross profit for the three months ended September 30, 2018 was $655,000, or 21% of net revenue, compared with $931,000, or 30 % of net revenue, for the comparable period in 2017. The decrease in gross profit, year-over-year, was driven primarily by higher overhead costs and lower overhead absorption due to reduced procurement.

Sales and marketing expenses. Sales and marketing expenses for the three months ended September 30, 2018 were $364,000 compared with $517,000 for the comparable period in 2017. The decrease was due to reduced consultant fees subsequent to completing the integration of SynGen’s operations.

Research and development expenses. Research and development expenses for the three months ended September 30, 2018 were $611,000, compared with $1.1 million for the comparable period in 2017. The decrease was driven primarily by a reduction in personnel costs as a result of the June 2018 reduction in force.

General and administrative expenses. General and administrative expenses for the three months ended September 30, 2018 declined to $1.6 million from $1.7 million a year ago, due primarily to fees associated with the June 30, 2017 audit incurred in the quarter ended September 30, 2017. As the Company has transitioned to a December 31 year end, there was no audit performed as of June 30, 2018.

Net loss attributable to common stockholders. For the three months ended September 30, 2018, the Company reported a comprehensive loss attributable to common stockholders of $2.6 million, or $0.12 per share, based on approximately 22.1 million weighted average basic and diluted common shares outstanding. This compares to a net loss of $2.3 million, or $0.24 per share, based on approximately 9.9 million weighted average basic and diluted common shares outstanding for prior year period.

Cash and Cash Equivalents. At September 30, 2018, cash and equivalents totaled $2.2 million compared with $3.5 million, and working capital was $3.6 million, compared with $6.0 million at December 31, 2017. On August 28, the Company completed a private placement of 1,000,000 shares of the Company's common stock, par value $0.001 per share for a purchase price of $0.18 per share and 2,965,000 pre-funded warrants for a purchase price of $0.17 per pre-funded warrant. Each pre-funded warrant is immediately exercisable for one share of common stock at an exercise price of $0.01 per share and will remain exercisable until exercised in full. The Company received net proceeds of $623,000 after deducting offering expenses. As of September 30, 2018, none of the pre-funded warrants issued in the August 2018 private placement had been exercised.

Conference Call and Webcast Information

Cesca will host a conference call and audio webcast today at 4:30 p.m. EST (1:30 p.m. PST). Participants may access the call by dialing 1-844-889-4331 within the U.S. or 1-412-380-7406 outside the U.S. and referencing “Cesca.” To access a live webcast of the call, please visit: https://services.choruscall.com/links/kool181113.html A replay of the call can be accessed approximately one hour after completion of the call and will be available until December 4, 2018. To listen to the replay, dial 1-877-344-7529 within the U.S. or 1-412-317-0088 outside the U.S. and reference access code 10125285.

About Cesca Therapeutics Inc.

Cesca Therapeutics develops, commercializes and markets a range of automated technologies for CAR-T and other cell-based therapies. Its device division, ThermoGenesis, provides a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology. The Company has launched an automated, functionally-closed CAR-TXpress platform that addresses the critical unmet need for better cellular manufacturing and controls (CMC) for the emerging CAR-T immunotherapy market.

Forward-Looking Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics’ forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics’ annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Company Contact:

Cesca Therapeutics Inc.

Wendy Samford

916-858-5191

ir@cescatherapeutics.com

Investor Contact:

Rx Communications

Paula Schwartz

917-322-2216

pschwartz@rxir.com

Cesca Therapeutics Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,220,000	$3,513,000
Accounts receivable, net	2,090,000	2,549,000
Inventories	4,332,000	4,798,000
Prepaid expenses and other current assets	286,000	594,000

Total current assets	8,928,000	11,454,000

Restricted cash	1,000,000	1,000,000
Equipment, net	3,343,000	2,996,000
Goodwill	1,281,000	13,976,000
Intangible assets, net	6,996,000	21,629,000
Other assets	51,000	56,000

Total assets	$21,599,000	$51,111,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,784,000	$2,079,000
Other current liabilities	3,517,000	3,385,000
Total current liabilities	5,301,000	5,464,000

Long-term liabilities	2,428,000	12,435,000
Total liabilities	7,729,000	17,899,000

Cesca Therapeutics Inc. stockholders' equity	15,445,000	33,699,000

Noncontrolling interests	(1,575,000)	(487,000)

Total liabilities and stockholders’ equity	$21,599,000	$51,111,000

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenues	$3,113,000	$3,069,000	$6,984,000	$9,822,000

Cost of revenues	2,458,000	2,138,000	5,614,000	5,986,000

Gross profit	655,000	931,000	1,370,000	3,836,000

Expenses:
Sales and marketing	364,000	517,000	1,048,000	1,273,000

Research and development	611,000	1,063,000	2,560,000	2,196,000

General and administration	1,615,000	1,701,000	6,256,000	6,302,000

Impairment Charges	--	--	27,202,000	310,000

Total operating expenses	2,590,000	3,281,000	37,066,000	10,081,000

Loss from operations	(1,935,000)	(2,350,000)	(35,696,000)	(6,245,000)

Fair value change of derivative instruments	24,000	(13,000)	591,000	100,000
Interest expense	(835,000)	(198,000)	(1,928,000)	(329,000)
Other (expenses)	(18,000)	(26,000)	(63,000)	(37,000)
Total other expenses	(829,000)	(237,000)	(1,400,000)	(266,000)

Loss before benefit for income taxes	(2,764,000)	(2,587,000)	(37,096,000)	(6,511,000)
Benefit for income taxes	--	--	3,451,000	673,000
Net loss	(2,764,000)	(2,587,000)	(33,645,000)	(5,838,000)

Loss attributable to noncontrolling interests	(175,000)	(237,000)	(1,088,000)	(237,000)

Net loss attributable to common stockholders	$(2,589,000)	$(2,350,000)	$(32,557,000)	$(5,601,000)

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net cash used in operating activities	$(7,431,000)	$(6,095,000)

Cash flows from investing activities:
Cash paid for business acquisition	--	(1,000,000)
Capital expenditures	(985,000)	(239,000)
Net cash used in investing activities	(985,000)	(1,239,000)

Cash flows from financing activities:
Payments on capital lease obligations	(28,000)	(42,000)
Proceeds from issuance of common stock and warrants, net	6,655,000	--
Proceeds from convertible promissory note-related party	500,000	5,000,000
Payment of financing cost	--	(13,000)
Cash paid for taxes on vested stock	--	(51,000)

Net cash provided by financing activities	7,127,000	4,894,000

Effects of foreign currency rate changes on cash and cash equivalents	(4,000)	5,000
Net decrease in cash, cash equivalents and restricted cash	(1,293,000)	(2,435,000)

Cash and cash equivalents at beginning of period	3,513,000	4,899,000
Cash and cash equivalents at end of period	$2,220,000	$2,464,000